EXHIBIT 77C

Shareholder Meeting Results
(UNAUDITED)
Columbia ETF Trust
Special Meeting of Shareholders Held on February 27, 2013
At a Joint Special Meeting of Shareholders held on February 27, 2013 (the Meeting), shareholders of Columbia ETF Trust elected each of the nominees for trustees to the Board of Trustees of Columbia
ETF Trust. The votes cast for or withheld as well as the number of abstentions and broker non-votes as to the proposal are set forth below. Votes For Votes Withheld Abstentions Broker Non-Votes
Edward J. Boudreau, Jr.  518,802 6,663 0 0
William P. Carmichael 518,802 6,663 0 0
William A. Hawkins  518,802 6,663 0 0
R. Glenn Hilliard  518,771 6,694 0 0
Anthony M. Santomero  518,802 6,663 0 0
Minor M. Shaw  518,802 6,663 0 0
The other members of the Board of Trustees at the time of the Meeting, namely, Kathleen Blatz, Pamela G. Carlton, Patricia M. Flynn,
Stephen R. Lewis, Jr., Catherine James Paglia, Leroy C. Richie,
Alison Taunton-Rigby and William F. Truscott, continued to serve as
Trustees.
Document Number: 332752	Version: 1
Document Name: N-SAR Exhibits - ETF Trust 2013-04